Exhibit 99

                   Sono-Tek Announces Second Quarter Earnings

    MILTON, N.Y., Oct. 13 /PRNewswire-FirstCall/ -- Sono-Tek Corporation
(OTC Bulletin Board: SOTK) today announced sales of $1,514,937 for the three months ended August 31, 2004, an increase of 119% or $824,202 compared to sales of $690,735 for the same period of last year. For the six months ended August 31, 2004, the Company reported sales of $2,721,369, an increase of 88% or $1,272,112 compared to sales of $1,449,257 for the same period of last year. Operating income for the three and six month periods ended August 31, 2004 was $233,680 and $ 396,251 (both 15% of sales) compared to $41,472 and
$102,255 (6% and 7% of sales, respectively) for the same periods of the prior year. For the three and six months ended August 31, 2004, the Company had record net income of $207,114 and $341,724 compared to $5,749 and $16,795 for the three and six month periods ended August 31, 2003.
    The balance sheet is improved from last year at this time with working capital at $1,306,166 at August 31, 2004 from working capital of $569,753 last year and shareholders' equity improved from a deficit of $622,658 at August 31, 2003 to positive equity of $1,074,507 at August 31, 2004. The Company has reduced or repaid $240,000 of its subordinated mezzanine debt since February 29, 2004.
    The Company's sales levels have increased as the result of an improved economy, product development efforts, and related marketing initiatives, which have had the effects of improving net income, reducing debt, and bringing shareholders' equity from a deficit position to a positive position.
    According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "At our Annual Meeting of Shareholders in August, we reported that we were experiencing growth at a rate over 50%. In fact our year to date performance exceeded our expectations and we experienced sales growth of 88%. During this quarter we also announced the introduction of our MicroMist stent coating system, a strategic alliance with the nanotechnology firm, NanoBiomagnetics, and the selection of Sono-Tek as the distributor in the U.S. and Canada for EVS International's solder recovery system. We recently showed the EVS product line at the Assembly Technology Exhibition in Chicago, where it was received enthusiastically."
    Further he stated, "This quarter's operations point out the diversity of Sono-Tek's current product line. We achieved sales growth in all of our market areas: electronics, industrial coatings and medical coatings. We are excited about our strengthening business prospects and look forward to continued growth in future quarters."
    For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at http;//www.sono-tek.com

    Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

    This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


    Sono-Tek Corporation

    Selected Financial Data

                   Three Months Ended August 31,   Six Months Ended August 31,
                            2004         2003         2004         2003

    Net Sales           $2,721,369   $1,449,257   $1,514,937     $690,735

    Net Income            $341,724      $16,795     $207,114       $5,749

    Basic Earnings
     Per Share -             $0.03        $0.00        $0.02        $0.00

    Diluted Earnings
     Per Share -             $0.03        $0.00        $0.02        $0.00

    Weighted Average
     Shares - Basic     11,014,757    9,200,161   11,176,044    9,200,161

    Weighted Average
     Shares - Diluted   13,064,644   10,242,454   13,151,455   10,302,258

SOURCE  Sono-Tek Corporation
    -0-                             10/13/2004
    /CONTACT:  Dr. Christopher L. Coccio, of Sono-Tek Corporation,
+1-845-795-2020/
    /Web site:  http://www.sono-tek.com /
    (SOTK)

CO:  Sono-Tek Corporation
ST:  New York
IN:  MAC CHM OTC
SU:  ERN